     SUPPLEMENTAL INDENTURE, dated as of June 30, 2008, (this “Supplemental Indenture”), among The Bear Stearns Companies Inc. (the “Company”), JPMorgan Chase & Co. (the “Guarantor”) and The Bank of New York, as trustee (the “Trustee”), to the Indenture, dated as of November 14, 2006 (as heretofore amended, supplemented or modified, the “Indenture”), between the Company and the Trustee.

RECITALS

     WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s Securities;

     WHEREAS, Section 9.1(g) of the Indenture permits, without the consent of any Holders of Securities, the Company, when authorized by a Board Resolution, and the Trustee to enter into a supplemental indenture to, inter alia, make any provision with respect to matters or questions arising under the Indenture which shall not adversely affect the interest of the Holders of Securities of any series or any related coupons in any material respect;

     WHEREAS, the Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Securities;

     WHEREAS, pursuant to the request of the Company, the Trustee has agreed to amend certain provisions of the Indenture as set forth below and to enter into a supplemental indenture to reflect such amendments to the Indenture;

     WHEREAS, the Trustee has received (i) an Opinion of Counsel pursuant to Sections 1.2 and 9.3 of the Indenture, (ii) a copy of the Board Resolution authorizing the execution and delivery by the Company of this Supplemental Indenture and (iii) an Officers’ Certificate pursuant to Section 1.2 of the Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.      Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.      Guarantee. The Guarantor hereby makes the guarantee contained in Appendix A hereto with respect to the obligations and liabilities of the Company under the Securities and the Indenture. For the avoidance of doubt, Appendix A is incorporated into this Supplemental Indenture in its entirety and forms a part hereof.

10.    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

11.     Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Supplemental Indenture, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

12.     Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS SUPPLEMENTAL INDENTURE.

13.     Effectiveness. This Supplemental Indenture shall be effective as of the close of business on the date hereof.

14.     Counterparts. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

15.     Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

16.     TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA or deemed to be part of and govern any provision of this Supplemental Indenture, such required or deemed provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

17.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

18.     Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By: /s/ Michael Cavanagh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanagh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK, AS TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

APPENDIX A

                   This GUARANTEE, dated effective as of June 30, 2008 (this “Guarantee”), is made by JPMORGAN CHASE & CO., a Delaware corporation and multi-bank financial holding company headquartered in New York, New York (“Guarantor”).

W I T N E S S E T H :

                  WHEREAS, Guarantor has agreed at the request of The Bear Stearns Companies Inc., a Delaware corporation (“Obligor”), in accordance with the terms and conditions hereof, to guarantee the payment of all liabilities and obligations of Obligor in its capacity as issuer of the securities (the “Instruments”, and each such liability or obligation, an “Obligation”) issued under the Indenture, dated as of November 14, 2006 (as amended, supplemented or modified from time to time, the “Indenture”), between Obligor and The Bank of New York, as trustee (the “Trustee”), such Guarantee to be for the benefit of each holder from time to time of an Instrument (all such holders, collectively, the “Beneficiaries”);

                   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

(1)	Guarantee. Guarantor absolutely, fully and unconditionally guarantees to each Beneficiary and its successors and permitted assigns the timely and complete payment when due, whether by acceleration or otherwise, of all Obligations to such Beneficiary. If Obligor fails to meet any
Obligation in full when due, Guarantor shall, as an independent obligation, promptly upon written notice to Guarantor of such failure from the applicable Beneficiary or its agent, meet such
Obligation to such Beneficiary in accordance with all terms and provisions of such Obligation, as if such payment were made by Obligor.

(2)	Guarantee of Payment, not Collection. This Guarantee is a guarantee of payment and not of collection only and shall be binding on Guarantor’s successors and assigns. The Beneficiaries shall not be required to exhaust any right or remedy or to take any action or file any claim against
Obligor or any other person or entity or any collateral as a condition to payment by Guarantor hereunder.

(3)	Guarantee Irrevocable. This Guarantee is a continuing guarantee of all Obligations now or hereafter existing, and shall remain in full force and effect until the earliest to occur of (A)
complete payment of all Obligations, (B) none of the Instruments remains outstanding or (C) the express assumption by the Guarantor of the due and punctual payment of the principal of (and premium, if any), any interest on, and any Additional Amounts payable pursuant to the Indenture with respect to, all the Instruments, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Obligor.

(4)	Guarantee Absolute. Guarantor guarantees that the Obligations shall be timely paid strictly in accordance with all applicable written terms and provisions thereof. Guarantor’s liability hereunder is absolute and unconditional irrespective of any matter or circumstance whatsoever with respect to the Obligations which might constitute a defense available to, or discharge of,
Obligor or a guarantor, including, without limitation:

(a) any change in the amount, time, manner or place of payment of, or in any other term of, any Obligation, or any other amendment or waiver of or any consent to departure from any terms of any Obligation;

(b) any release, surrender or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any security, collateral or other credit support, for any Obligation;

(c) any lack of validity or enforceability of any Obligation;

(d) any injunction, stay or similar action in any bankruptcy, insolvency or other proceeding or rehabilitative action barring or limiting payment of any Obligation by Obligor;

(e) the absence of any action to enforce any Obligation or any collateral therefor;

(f) the rendering of any judgment against Obligor or any action to enforce the same;

(g) any order is made by any competent court or authority for the winding up or dissolution of Obligor or Obligor admits in writing its inability to pay or meet its debts as they may mature or suspends or threatens to suspend payment of its debts or if proceedings are initiated against Obligor under any applicable liquidation, insolvency, composition, reorganization or other similar laws, or an application is made (or documents filed with a court) for the appointment of an administrative or other receiver, manager, administrator or other similar officer or any such person is appointed in respect of the whole or a substantial part of the assets or undertakings of Obligor or Obligor convenes a meeting of its creditors or makes or proposes to make any arrangements or compositions with or any assignment for the benefit of its creditors or if some event having an equivalent effect occurs;

(h) any event or circumstance constituting fraud in the inducement or any other similar event or circumstance; and

(i) any lack or limitation of status, capacity or power, or any incapacity or disability, of
Obligor, or of any other guarantor or obligor in respect of any Obligation, or any change whatsoever in the objects, capital structure, constitution or business of Obligor.

(5)	Subordination. This Guarantee and the obligations of Guarantor hereunder shall be subordinate to certain other obligations of Guarantor in accordance with the terms set forth on Schedule 1 hereto.

(6)	Waiver of Defenses. Guarantor hereby waives diligence, presentment, demand of payment
(except as provided in paragraph (1)), any right to require a proceeding against Obligor, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this
Guarantee shall not be discharged except by complete payment of the Obligations. The grant of time or other indulgence to Obligor shall in no manner release Guarantor from any of its obligations hereunder.

(7)	Reinstatement. This Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by a Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though the payment had not been made; provided that such payment shall be made only to the extent not already made.

(8)	Subrogation. Guarantor shall be subrogated to all rights of the relevant Beneficiaries against
Obligor in respect of any amounts paid by Guarantor hereunder; provided that all rights of
Guarantor against Obligor arising as a result thereof shall in all respects be subordinate and junior to the prior payment in full of all Obligations.

(9)	Representations/Warranties. Guarantor represents and warrants to each Beneficiary that, as of the date hereof:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) It has the full power and authority to execute and deliver this Guarantee and to perform its obligations hereunder; it has taken all necessary action to authorize such execution, delivery and performance;

(c) This Guarantee constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership or other similar laws affecting the rights of creditors generally, or by general principles of equity; and

(d) No authorization, approval or consent of, and no filing or registration with, any governmental authority of the United States of America or any State or District thereof is necessary for the execution, delivery or performance by Guarantor of this Guarantee or for the validity or enforceability hereof.

(10)	Notices. Any notice or communication required or permitted to be made under this Guarantee shall be made in writing and sent to Guarantor at the following address:

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070
Attn: Treasury Department, Regulatory and Guarantee Group – Peter W. Smith
Phone: 212-270-5815
Facsimile: 212-270-0819

A notice shall be effective when received by Guarantor.

(11)	Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.

(12)	Not Insured. This Guarantee is not insured by the Federal Deposit Insurance Corporation of the
United States of America.

(13)	GOVERNING LAW. THIS GUARANTEE AND ALL MATTERS ARISING OUT OF OR
RELATING TO THIS GUARANTEE SHALL BE GOVERNED BY, AND THIS
GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE
STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO
CHOICE OF LAW DOCTRINE.

Schedule 1

SUBORDINATION OF GUARANTEE

              Capitalized terms used in this Schedule and not otherwise defined herein or in the Appendix A to which this Schedule is attached have the meanings ascribed to them in the Indenture.

Section 1: Agreement to Subordinate

              Guarantor, for itself, its successors and assigns, covenants and agrees, and each Beneficiary likewise covenants and agrees by his or her acceptance of the Guarantee, that the obligation of Guarantor to make any payment on account of principal (and premium, if any) and interest pursuant to the Guarantee shall be subordinate and junior in right of payment to Guarantor’s obligations to the holders of Senior Indebtedness.

              In the event of any insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of or relating to Guarantor as a whole, whether voluntary or involuntary, all obligations of Guarantor to holders of Senior Indebtedness shall be entitled to be paid in full before any payment, whether in cash, property or otherwise, shall be made on any account of the principal (and premium, if any) or interest pursuant to the Guarantee. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Beneficiaries, together with the holders of Indebtedness Ranking on a Parity with the Guarantee, shall be entitled ratably to be paid from the remaining assets of Guarantor the amounts at the time due and owing on account of unpaid principal (and premium, if any) and interest pursuant to the Guarantee before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any Indebtedness Ranking Junior to the Guarantee or any capital stock. In addition, in the event of any such proceeding, if any payment or distribution of assets of Guarantor of any kind or character, whether in cash, property or securities (other than securities of Guarantor or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the Guarantee, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of Guarantor being subordinated to the payment of the obligations under the Guarantee, shall be received by the Trustee or the Beneficiaries before all Senior Indebtedness is paid in full, such payment or distribution shall be held (in trust if received by such Beneficiaries) for the benefit of and shall be paid over to the trustee in bankruptcy, receiver, liquidating trustee or custodian for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

              The subordination provisions of the foregoing paragraph shall not be applicable to amounts at the time due and owing on the Guarantee for the payment of which funds have been deposited in trust with the Trustee or any Paying Agent or have been set aside by Guarantor or Obligor in trust in accordance with the provisions of the Indenture; nor shall such provisions impair any rights, interests, remedies or powers of any secured creditor of Guarantor in respect of any security the creation of which is not prohibited by the provisions of the Indenture.

              The Beneficiaries and the Trustee, in respect of any claims of such Beneficiaries to payment under the Guarantee, by their acceptance of the Guarantee will be deemed to have waived any right of set-

off or counterclaim that such Beneficiaries or (subject to Section 6.7 of the Indenture) the Trustee, respectively, in such respect, might otherwise have.

              The securing of any Indebtedness Ranking on a Parity with the Guarantee or Indebtedness Ranking Junior to the Guarantee shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Guarantee or Indebtedness Ranking Junior to the Guarantee, respectively. The securing of any Indebtedness for Money Borrowed of Guarantor otherwise constituting Indebtedness Ranking on a Parity with the Guarantee shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Guarantee. The securing of any Indebtedness for Money Borrowed of Guarantor otherwise constituting Indebtedness Ranking Junior to the Guarantee shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Guarantee.

              Guarantor shall give prompt written notice to the Trustee of any insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up or relating to Guarantor as a whole, whether voluntary or involuntary, or of any default with respect to any Senior Indebtedness that would prevent the Trustee from making any payment in respect of the Guarantee under this Section. The Trustee, subject to the provisions of Section 6.1 of the Indenture, shall be entitled to assume that, and may act as if, no such event has occurred unless a Responsible Officer of the Trustee assigned to the Corporate Trust Office has received at the Corporate Trust Office of the Trustee from Guarantor or any one or more holders of Senior Indebtedness or any trustee therefor (who shall have been certified or otherwise established to the satisfaction of the Trustee to be such a holder or trustee) written notice thereof. Upon any distribution of assets of Guarantor referred to in this Schedule 1, the Trustee and Beneficiaries shall be entitled to rely conclusively upon a certificate of the liquidating trustee or agent, or any order or decree entered by a court of competent jurisdiction, or other Person making any distribution to the Trustee or to the Beneficiaries for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Schedule 1, and the Trustee, subject to the provisions of Article 6 of the Indenture, and the Beneficiaries shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Beneficiaries for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness of Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent to this Schedule 1. In the absence of any such liquidating trustee, agent or other Person, the Trustee, subject to Section 6.1 of the Indenture, shall be entitled to rely conclusively upon a written notice by a Person representing himself or herself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Indebtedness (or is such a trustee or representative). In the event that the Trustee determines, in its discretion, that further evidence is required with respect to the right of any Person, as a holder of Senior Indebtedness, to participate in any payment or distribution pursuant to this Schedule 1, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Schedule 1, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 2: Obligation of Guarantor Unconditional and Payment Permitted if no Default

              Subject to the provisions of this Schedule 1 and the terms of the Instruments, nothing contained in this Schedule 1 or elsewhere in the Indenture is intended to or shall impair, as between Guarantor and the

Schedule 1, page 2

Beneficiaries, the obligation of Guarantor, which is absolute and unconditional, to pay such Beneficiaries amounts owing pursuant to the Guarantee, all in accordance with the terms of the Guarantee, or is intended to or shall affect the relative rights of such Beneficiaries and creditors of Guarantor other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Beneficiary from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Schedule 1 of the holders of Senior Indebtedness in respect of cash, property or securities of Guarantor received upon the exercise of any such remedy.

Section 3: Limitations on Duties to Beneficiaries of Senior Indebtedness

              In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest on, any Senior Indebtedness beyond any applicable period of grace, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, or would occur as a result of the payment referred to hereinafter, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment of principal of, or premium (if any) or interest, if any, on the Guarantee, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Instruments, shall be made by Guarantor.

Section 4: Notice to Trustee of Facts Prohibiting Payments

              Notwithstanding any of the provisions of this Schedule 1 or any other provision of the Indenture, the Trustee shall not at any time be charged with knowledge of the existence of any facts that would prohibit the making of any payment of funds to or by the Trustee unless and until a Responsible Officer of the Trustee assigned to its Corporate Trust Division shall have received at the Corporate Trust Office written notice thereof from Guarantor or from one or more holders of Senior Indebtedness or from any trustee therefor who shall have been certified by Guarantor or otherwise established to the reasonable satisfaction of the Trustee to be such a holder or trustee; and, prior to the receipt of such written notice, the Trustee, subject to the provisions of Section 6.1 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if prior to the fifth Business Day preceding the date upon which by the terms hereof any such funds may become payable, or if prior to the third Business Day preceding the date of the execution of instruments pursuant to Section 4.1 of the Indenture acknowledging satisfaction and discharge of the Indenture, the Trustee shall not have received with respect to such funds the notice provided for in this Section 4, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and/or apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it on or after such date; provided, however, no such application shall affect the obligations under this Schedule 1 of the Persons receiving such moneys from the Trustee.

Section 5: Application by Trustee of Moneys Deposited With It

              Anything in this Indenture to the contrary notwithstanding, any deposit of a sum by Guarantor with the Trustee or any agent (whether or not in trust) for any payment of principal (and premium, if any) or interest pursuant to the Guarantee shall, except as provided in Section 4 above, be subject to the provisions of Section 1 above.

Section 6: Subrogation

              Subject to the payment in full of all Senior Indebtedness, the Beneficiaries shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of

Schedule 1, page 3

Guarantor applicable to such Senior Indebtedness until the Instruments shall be paid in full, and none of the payments or distributions to the holders of such Senior Indebtedness to which the Beneficiaries or the Trustee would be entitled except for the provisions of this Schedule 1 or of payments over, pursuant to the provisions of this Schedule 1, to the holders of such Senior Indebtedness by the Beneficiaries or the Trustee shall, as among Guarantor, its creditors other than the holders of such Senior Indebtedness, and the Beneficiaries, be deemed to be a payment by Guarantor to or on account of such Senior Indebtedness; it being understood that the provisions of this Schedule 1 are and are intended solely for the purpose of defining the relative rights of the Beneficiaries, on one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 7: Subordination Rights Not Impaired by Acts or Omissions of Bank or Beneficiaries of Senior Indebtedness

              No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Guarantor with the terms, provisions and covenants of the Guarantee (including this Schedule 1), regardless of any knowledge thereof with which any such holder may have or be otherwise charged. The holders of Senior Indebtedness may, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Indebtedness, or amend or supplement any instrument pursuant to which any such Senior Indebtedness is issued or by which it may be secured, or release any security therefor, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder, all without notice to or assent from the Beneficiaries or the Trustee and without affecting the obligations of Guarantor, the Trustee or the Beneficiaries under this Schedule 1.

Section 8: Authorization of Trustee to Effectuate Subordination of Securities

              Each Beneficiary, by his or her acceptance of the Guarantee, authorizes and expressly directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate, as between the Beneficiaries and the holders of Senior Indebtedness, the subordination provided in this Schedule 1. If, in the event of any proceeding or other action relating to Guarantor referred to in the second paragraph of Section 1, a proper claim or proof of debt in the form required in such proceeding or action is not filed by or on behalf of the Beneficiaries prior to fifteen days before the expiration of the time to file such claim or claims, then the holder or holders of Senior Indebtedness shall have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Beneficiaries.

Section 9: Right of Trustee to Hold Senior Indebtedness

              The Trustee shall be entitled to all of the rights set forth in this Schedule 1 in respect of any Senior Indebtedness at any time held by it in its individual capacity to the same extent as any other holder of such Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

Section 10: Schedule 1 Not to Prevent Defaults (Including Events of Default)

              The failure to make a payment pursuant to the terms of the Guarantee by reason of any provision in this Schedule 1 shall not be construed as preventing the occurrence of a Default (including an Event of Default, if any).

Schedule 1, page 4

Section 11: Article Applicable to Paying Agents

              The term “Trustee” as used in this Schedule 1 shall (unless the context shall otherwise require) be construed as extending to and including each Paying Agent appointed by the Obligor and acting hereunder within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Schedule 1 in addition to or in place of the Trustee; provided, however, that Sections 4 and 9 shall not apply to Guarantor or any Affiliate of Guarantor if Guarantor or such Affiliate acts as Paying Agent.

Section 12: Trustee Not Fiduciary for Beneficiaries of Senior Indebtedness

              The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Beneficiaries or to Guarantor or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Schedule 1 or otherwise.

              For purposes of this Schedule 1, the following terms shall have the following meanings:

“Indebtedness for Money Borrowed” means, when used with respect to the Guarantor, (a) any obligation of, or any obligation guaranteed by, the Guarantor, as the case may be, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (b) similar obligations arising from off- balance sheet guarantees and direct credit substitutes, (c) obligations associated with derivative products such as interest rate and foreign exchange rate contracts, commodity contracts and similar arrangements and (d) any deferred obligations for the payment of the purchase price of property or assets.

“Indebtedness Ranking Junior to the Guarantee” means any Indebtedness for Money Borrowed of the Guarantor, whether outstanding on the date of execution of the Guarantee or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Guarantee (and any other Indebtedness Ranking on a Parity with the Guarantee) in right of payment upon the happening of any event of the kind specified in the first sentence of the second paragraph of Section 1 of this Schedule 1.

“Indebtedness Ranking on a Parity with the Guarantee” means Indebtedness for Money Borrowed of the Guarantor, whether outstanding on the date of execution of the Guarantee or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Guarantee in the right of payment upon the happening of any event of the kind specified in the first sentence of the second paragraph of Section 1 of this Schedule.

“Senior Indebtedness” or “Senior Indebtedness of Guarantor” means all Indebtedness for Money Borrowed of Guarantor, whether outstanding on the date of execution of the Guarantee or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Guarantee or Indebtedness Ranking Junior to the Guarantee, and any deferrals, renewals or extensions of such Senior Indebtedness.

Schedule 1, page 5